Exhibit 99.1

CELATOR® PHARMACEUTICALS ANNOUNCES PHASE 3 CLINICAL STUDY OF CPX-351 ACHIEVED TARGET ENROLLMENT IN HIGH RISK (SECONDARY) ACUTE MYELOID LEUKEMIA

- Company Remains on Track to Report Initial Data in the Second Quarter of 2015 -

EWING, New Jersey (October 27, 2014) Celator Pharmaceuticals, Inc. (NASDAQ: CPXX), a biopharmaceutical company that is transforming the science of combination therapy and developing products to improve patient outcomes in cancer, today announced that the target enrollment of 300 patients has been achieved in the company’s multicenter, randomized, open-label Phase 3 study of CPX-351 (cytarabine:daunorubicin) Liposome for Injection versus the current standard of care, conventional cytarabine and daunorubicin therapy (7+3) in patients with untreated high-risk (secondary) acute myeloid leukemia (AML). The study randomized the 300th patient ahead of schedule and will remain open for a short time to enable all patients currently in the process of referral and evaluation to complete enrollment into the study.

“AML continues to be a devastating condition with a particularly poor prognosis in the high-risk population. Unlike other cancers, treatments for AML have not significantly advanced patient outcomes for several decades. Based on results to date and the combination-optimizing mechanism behind CPX-351, I am hopeful that we can soon offer a superior option to standard chemotherapy in older patients with high-risk AML,” commented Jeffrey Lancet, M.D., Senior Member and Chief of the Leukemia/Myelodysplasia Program at Moffitt Cancer Center.

Celator is conducting the pivotal Phase 3 study in partnership with The Leukemia & Lymphoma Society® (LLS). The study enrolled patients between the ages of 60 and 75 with newly diagnosed, previously untreated AML arising from prior myelodysplasia or chronic myelomonocytic leukemia, prior history of chemotherapy or radiotherapy treatment, or with cytogenetic evidence of abnormalities associated with myelodysplasia. Patients were randomized to receive CPX-351 (100u/m2; Days 1, 3, 5) or conventional 7+3 chemotherapy. The primary efficacy endpoint of the study is overall survival. Secondary endpoints include complete response (CR+CRi) rate, duration of remission, 30- and 60-day mortality, event-free survival, aplasia rate, and rate of stem cell transplant. The study began enrollment in December 2012 and is being conducted at leading institutions in the U.S. and Canada. Results from the final analysis of induction response rate are expected in the second quarter of 2015, and overall survival data, the primary endpoint of the study, are expected in the first quarter of 2016.

“We are excited to achieve our target enrollment ahead of schedule and believe it demonstrates both the great need for a new treatment for AML patients, as well as strong clinical interest in CPX-351,” said Scott Jackson, Chief Executive Officer of Celator Pharmaceuticals. “Completion of patient accrual in this pivotal Phase 3 study is an important milestone for Celator. We look forward to reporting the induction response rate results in the second quarter of 2015 and we project the primary endpoint data of overall survival to be available in the first quarter of 2016. In addition, we are especially grateful to the patients, the clinical investigators, and our partner, the LLS, for participating in this study.”

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Additional information regarding the study is available at http://clinicaltrials.gov/show/NCT01696084.

About CPX-351

CPX-351 (cytarabine:daunorubicin) Liposome for Injection represents a new approach to developing combinations of drugs in which drug molar ratios with synergistic anti-tumor activity are encapsulated in a drug delivery vehicle in order to maintain the desired ratio following administration. CPX-351 has been granted orphan drug status by the U.S. Food & Drug Administration (FDA) and the European Commission (EC) for the treatment of Acute Myeloid Leukemia (AML). Celator has conducted two randomized, controlled, Phase 2 studies with CPX-351. The first study was conducted in newly diagnosed elderly AML patients and the second study was conducted in patients with AML in first relapse. In both Phase 2 studies, treatment with CPX-351 resulted in significant improvements in response rates, 60-day mortality, and overall survival in the highest risk patients. The Leukemia & Lymphoma Society® has partnered with Celator in the development of CPX-351 starting in Phase 2 and continuing in Phase 3.

About Celator Pharmaceuticals, Inc.

Celator Pharmaceuticals, Inc., with locations in Ewing, N.J., and Vancouver, B.C., is a clinical stage biopharmaceutical company that is transforming the science of combination therapy, and developing products that improve patient outcomes in cancer. Celator’s proprietary technology platform, CombiPlex®, enables the rational design and rapid evaluation of optimized combinations incorporating traditional chemotherapies as well as molecularly targeted agents to deliver enhanced anti-cancer activity. CombiPlex addresses several fundamental shortcomings of conventional combination regimens, as well as the challenges inherent in combination drug development, by identifying the most effective synergistic molar ratio of the drugs being combined in vitro, and fixing this ratio in a nano-scale drug delivery complex to maintain the optimized combination until exposure to the tumor following administration. The company pipeline includes lead product, CPX-351 (a liposomal formulation of cytarabine:daunorubicin) for the treatment of acute myeloid leukemia; CPX-1 (a liposomal formulation of irinotecan:floxuridine) for the treatment of colorectal cancer; a preclinical stage product candidate; CPX-8 (a hydrophobic docetaxel prodrug nanoparticle formulation) being studied by the National Cancer Institute’s Nanotechnology Characterization Laboratory; and several programs exploring novel combinations of existing drugs, including molecularly targeted therapies.

For more information, please visit the company’s website at www.celatorpharma.com. Information on ongoing trials is available at www.clinicaltrials.gov.

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Forward-Looking Statements:

To the extent that statements contained in this press release are not descriptions of historical facts regarding Celator, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding the potential safety, tolerability, efficacy and therapeutic potential of CPX-351, whether clinical results for CPX-351 obtained to date will be predictive of future clinical study results, our expectations regarding our development plans for CPX-351 and our other drug candidates, the availability of data from clinical studies, or whether final results of clinical studies will be supportive of regulatory approvals required to market licensed products. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical studies, enrollment in clinical studies, availability of data from ongoing clinical studies, expectations for regulatory approvals, and other matters that could affect the availability or commercial potential of our drug candidates. Celator undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Celator’s Form 10-K for the year ended December 31, 2013 and other filings by the company with the U.S. Securities and Exchange Commission.

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CONTACTS:

Media:
Mike Beyer
Sam Brown, Inc.
773-463-4211
beyer@sambrown.com

Investors:

Beth DelGiacco

Stern Investor Relations, Inc.

(212) 362-1200

beth@sternir.com

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